Exhibit 99.1
HUNTER TECHNOLOGY CORPORATION AND SUBSIDIARIES

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of
Sparton Corporation
Schaumburg, Illinois

We have audited the accompanying consolidated financial statements of Hunter Technology Corporation and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income (restated), cash flows (restated) and shareholders’ equity for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hunter Technology Corporation and its subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan
June 30, 2015, except for Notes 3, 4 and 14 which are as of July 23, 2015

HUNTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$410	$1,834
Accounts receivable, net of allowance for doubtful accounts of $246 and $75, respectively	10,217	10,694
Inventories	11,829	6,604
Deferred income taxes	56	37
Prepaid expenses and other current assets	499	358
Total current assets	23,011	19,527
Property, plant and equipment, net	2,944	2,930
Goodwill	329	665
Deferred income taxes — non-current	87	139
Other non-current assets	162	178
Total assets	$26,533	$23,439
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$5,204	$5,727
Accounts payable	6,282	7,420
Accrued salaries and wages	1,858	310
Other accrued expenses	1,388	1,124
Total current liabilities	14,732	14,581
Long-term debt — non-current portion	2,067	1,736
Other long-term liabilities	183	10
Total liabilities	16,982	16,327
Commitments and contingencies
Shareholders’ Equity:
Common stock, no par value; 500,000,000 shares authorized, 11,334,059 and 12,347,558 shares issued and outstanding, respectively	673	2,059
Retained earnings	8,878	5,053
Total shareholders’ equity	9,551	7,112
Total liabilities and shareholders’ equity	$26,533	$23,439

See Notes to consolidated financial statements.

HUNTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	For the year ended
	December 31, 2014 Restated	December 31, 2013 Restated
Net sales	$78,789	$35,454
Cost of goods sold	68,255	31,165
Gross profit	10,534	4,289
Operating Expense:
Selling and administrative expenses	6,975	2,886
Gain on acquisition of NBS	—	(3,075)
Gain on acquisition of Spectral	(1,337)	—
Gain on sale of Spinnaker	(65)	—
Total operating expense, net	5,573	(189)
Operating income	4,961	4,478
Other income (expense)
Interest expense	(354)	(103)
Interest income	3	29
Total other expense, net	(351)	(74)
Income before provision for income taxes	4,610	4,404
Provision for income taxes	35	29
Net income	$4,575	$4,375
See Notes to consolidated financial statements.

HUNTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the year ended
	December 31, 2014 Restated	December 31, 2013 Restated
Cash Flows from Operating Activities:
Net income	$4,575	$4,375
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	850	477
Deferred income tax expense	33	27
Stock-based compensation expense	134	24
Gain on acquisition of NBS	—	(3,075)
Gain on acquisition of Spectral	(1,337)	—
Gain on sale of Spinnaker	(65)	—
Gain on sale of property, plant and equipment	(10)	(58)
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	3,716	(6,838)
Inventories	(3,730)	741
Prepaid expenses and other assets	(125)	248
Accounts payable and accrued expenses	(294)	4,939
Net cash provided by operating activities	3,747	860
Cash Flows from Investing Activities:
Purchase of Spectral	(4,399)	—
Purchase of NBS	—	(3,362)
Purchases of property, plant and equipment	(409)	(784)
Proceeds from sale of property, plant and equipment	329	622
Net cash used in investing activities	(4,479)	(3,524)
Cash Flows from Financing Activities:
(Repayments) borrowings of line of credit, net	(1,672)	3,550
Borrowings of notes payable	4,000	2,500
Repayments of notes payable	(2,520)	(381)
Distribution to shareholders	(500)	(1,953)
Net cash (used in) provided by financing activities	(692)	3,716
Net (decrease) increase in cash and cash equivalents	(1,424)	1,052
Cash and cash equivalents at beginning of year	1,834	782
Cash and cash equivalents at end of year	$410	$1,834
Supplemental disclosure of cash flow information:
Cash paid for interest	$354	$103
Cash paid for income taxes	$2	$3
Supplemental disclosure of non-cash investing and financing activities:
Stock exchanged for sale of Spinnaker	$1,520	$—
Receipt of fixed assets and inventory in satisfaction of note receivable	$—	$572
Accrued distribution to shareholders	$250	$—
See Notes to consolidated financial statements.

HUNTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)

	Common Stock		Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2012	12,347,558	$2,035	$2,631	$4,666
Distribution to shareholders	—	—	(1,953)	(1,953)
Stock-based compensation	—	24	—	24
Net income	—	—	4,375	4,375
Balance at December 31, 2013	12,347,558	2,059	5,053	7,112
Distribution to shareholders	—	—	(750)	(750)
Stock exchanged for sale of Spinnaker	(1,013,499)	(1,520)	—	(1,520)
Stock-based compensation	—	134	—	134
Net income	—	—	4,575	4,575
Balance at December 31, 2014	11,334,059	$673	$8,878	$9,551

See Notes to consolidated financial statements.

HUNTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Business

Hunter Technology Corporation (“Hunter”), originally incorporated in 1987, along with its subsidiaries (the "Company") is a privately held company that designs and assembles printed circuit boards principally for devices used in medical and military operations and provides high technology prototyping services to the electronics industry. Customers include original equipment manufacturers (“OEM”) engaged in designing and fabricating electronic assemblies, subsystems and complete systems.

(2) Summary of Significant Accounting Policies

Basis of presentation and principals of consolidation - The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Hunter Technology Corporation and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated.

The Company evaluated subsequent events through June 30, 2015, the date these financial statements were originally issued, and reevaluated subsequent events through July 23, 2015, the date these financial statements were reissued.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - Cash and cash equivalents include cash on hand, demand deposits and money market funds with original maturities of three months or less. Cash equivalents are stated at cost which approximates fair value.

Trade accounts receivable and allowances for doubtful accounts - Trade accounts receivable are recorded at original invoice amounts less an allowance for doubtful accounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts receivable. Trade receivables are charged against the allowance when deemed uncollectible and recoveries of previously written-off accounts are recorded when received.

Inventories - Inventories are valued at the lower of cost (first-in, first-out basis) or market and consist of materials, supplies labor and overhead used in the production of the Company’s products.

Property, plant and equipment - Property, plant and equipment are stated at cost less accumulated depreciation. Major improvements and upgrades are capitalized while ordinary repair and maintenance costs are expensed as incurred. Depreciation of property, plant and equipment is provided on a straight-line method over the estimated useful lives generally ranging from three to seven years. Leasehold improvements are amortized over the lesser of the useful lives or the lease term.

Goodwill - Goodwill is the excess of the purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill is not amortized for financial reporting purposes. The Company tests goodwill for impairment annually or more often if events or changes in circumstances indicate the carrying value of the goodwill of its reporting units may not be recoverable. The Company has elected to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value including goodwill. If the qualitative assessment indicates that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the first and second steps of the goodwill impairment test are unnecessary.

Impairment of long-lived assets - The Company reviews other long-term assets that are not held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is determined by comparing the carrying value of the assets to their estimated undiscounted cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell and are reviewed at least quarterly.

Revenue recognition - Revenue from product sales is recognized when goods are shipped by the Company or received by the customer, title and risk of ownership have been passed, the price to the customer is fixed or determinable and recoverability is reasonably assured. Revenue for service is recognized when the service is rendered.

Warranty cost - The Company generally provides a thirty day labor and workmanship warranty on equipment sold from the date of shipment. The cost of warranty is accrued at the date of sale based on historical experience and management’s estimate of future liability. Accrued warranty was $19 thousand at December 31, 2014 and 2013.

Shipping and handling charges - Shipping and handling costs incurred by the Company are included in costs of goods sold.

Advertising costs - Advertising costs were $80 thousand and $72 thousand for the years ended December 31, 2014 and 2013, respectively and are expensed as incurred.

Stock-based compensation - The Company accounts for stock option awards as compensation expense based on the fair value of the awards on the date of grant and recognizes such expense, net of estimated forfeitures, on a straight-line basis over the requisite service period of the award, generally the four-year vesting period of the award. The Company determines the fair value of such options using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates certain assumptions relating to risk-free interest rate, expected volatility, expected dividend yield and expected life of options, in order to arrive at a fair value estimate.

Income taxes - The Company elected S corporation status; accordingly, no federal income taxes have been provided in the consolidated statements of income as income and losses flow directly to the Company’s shareholders. The Company is subject to a state of California modified S corporation tax of 1.5% on taxable income as well as built-in gain taxes.

Deferred state income taxes are provided using the asset and liability method under which deferred tax assets and liabilities are recognized for the differences between the financial reporting and state income tax basis of assets and liabilities as well as state operating loss and state credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Interest and penalties are included in the provision for state income taxes in the consolidated statement of operations.

Market risk exposure - Financial instruments that potentially subject the Company to credit risk are primarily trade accounts receivable and cash and cash equivalents. The Company places temporary cash investments in high quality financial institutions. At times, such investments are in excess of the FDIC insurance limit. At December 31, 2014 and 2013, the Company had approximately $66 thousand and $2.0 million on deposit with financial institutions in excess of insured limits, respectively.

For the years ended December 31, 2014 and 2013, revenue from the Company’s major customers and related receivables from those customers at years’ end were as follows:

	Percent of Revenue		Percent of accounts receivables
	2014	2013	2014	2013
Customer 1	16%	32%	14%	6%
Customer 2	10%	14%	7%	32%
Customer 3	0%	10%	0%	5%

The percentage of total revenue for the years ended December 31, 2014 and 2013 were generated from the following industries and locations:

	2014	2013
Industries:
Networking	35%	7%
Medical	32%	19%
Industrial	16%	13%
Military	10%	47%
Other	7%	14%
	100%	100%

Geographic locations:
United States	98%	99%
Foreign	2%	1%
	100%	100%

New Accounting Standards

Revenue recognition - In May 2014, the Financial Accounting Standards Board (“FASB”) issued revised guidance on revenue recognition. The standard provides a single revenue recognition model which is intended to improve comparability over a range of industries, companies and geographical boundaries and to enhance disclosures. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 and requires either full retrospective adoption or modified retrospective adoption.

Discontinued operations -  In April 2014, the FASB issued guidance that changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has or will have a major effect on an entity’s operations and financial results. The change is effective for fiscal years, and interim reporting periods within those years, beginning on or after December 15, 2014, with early adoption permitted. The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. The Company early adopted this guidance in 2014 and assessed its disposition of Spinnaker Microwave, Inc. ("Spinnaker") in October 2014 thereunder.

(3) Acquisitions

Spectral

In March 2014, Hunter, through a wholly-owned subsidiary, acquired accounts receivable, inventories and property, plant and equipment from Spectral Response, LLC ("Spectral") for $4.4 million. The acquired business provides a broad range of product design, additional manufacturing operations as well as penetration into additional markets. Spectral operates as an electronic manufacturing services ("EMS") company that specializes in contract manufacturing of circuit boards and electric components for various commercial and industrial applications. Spectral complements its unique EMS services with strong engineering support, flexible supply chain management, quality process controls, customized program management and a lean manufacturing culture.

The following table represents the allocation of the total consideration to the assets acquired from Spectral in March 2014 based on Hunter's estimate of their respective fair values (in thousands):

Total purchase consideration	$4,399
Assets acquired and liabilities assumed:
Accounts receivable, net	3,239
Inventories	2,621
Equipment	805
Accounts payable	(929)
Total assets acquired and liabilities assumed	5,736

Gain on acquisition	$1,337

The fair value of the assets acquired in this acquisition exceed the total purchase consideration and as a result the Company recorded a gain on the acquisition of $1.3 million. Management of Hunter believes it was able to purchase the net assets of Spectral significantly below their fair value as the operations of Spectral at the time of acquisition were distressed.

NBS

In October 2013, Hunter, through a wholly owned subsidiary, acquired inventories and property, plant and equipment from NBS Design, Inc. ("NBS") for $3.4 million. The acquired business expanded Hunter's portfolio of contract product design, engineering and manufacturing services.

The following table represents the allocation of the total consideration to the assets acquired from NBS in October 2013 based on Hunter's estimate of their respective fair values (in thousands):

Total purchase consideration	$3,362
Assets acquired:
Inventories	3,900
Equipment	2,537
Total assets acquired	6,437
Gain on acquisition	$3,075

The fair value of the assets acquired in this acquisition exceed the total purchase consideration and as a result the Company recorded a gain on the acquisition of $3.1 million. Management of Hunter believes it was able to purchase the net assets of NBS significantly below their fair value as the operations of NBS at the time of acquisition were distressed.

(4) Sale of Spinnaker

In October 2014, all of the assets of Spinnaker were sold to RFE, Inc. and Jason Seifert, the sole shareholder of RFE, Inc. in exchange for 1,013,499 shares of Hunter Technology Corporation common stock owned by Mr. Seifert. Hunter no longer operates Spinnaker but continues to own the common stock of Spinnaker, now essentially a shell company. Mr. Seifert was a former employee of Hunter and is a non-controlling shareholder and a related party of Hunter as of December 31, 2014. The assets sold resulted in a gain of $65 thousand. The gain is based on the estimated fair value of the Hunter common stock of $1.50 per share which was determined by a third-party valuation firm based on the income approach, a discounted cash flow method.

(5) Inventories

The following are the major classifications of inventory (in thousands):

	December 31, 2014	December 31, 2013
Raw materials	$8,012	$4,195
Work in process	3,620	2,236
Finished goods	197	173
Total inventory	$11,829	$6,604

(6) Property, Plant and Equipment, Net
Property, plant and equipment consists of the following (in thousands):

	December 31, 2014	December 31, 2013
Machinery and equipment	$3,417	$4,976
Furniture and fixtures	14	18
Computer equipment and software	488	465
Leasehold improvements	195	—

Total property, plant and equipment	4,114	5,459
Less accumulated depreciation and amortization	(1,170)	(2,529)

Total property, plant and equipment, net	$2,944	$2,930

(7) Goodwill

Changes in the carrying value of goodwill for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	December 31, 2014	December 31, 2013
Balance, beginning of year	$665	$665
Sale of Spinnaker (See Note 4)	(336)	—
Balance, end of period	$329	$665

(8) Income taxes

California state income tax expense consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Current	$2	$2
Deferred	33	27
Total Taxes	$35	$29

Significant components of deferred income tax assets and liabilities are as follows (in thousands):

	December 31, 2014	December 31, 2013
Deferred tax assets:
Accruals and reserves	$37	$18
California state tax credit carryover	110	163
	147	181
Deferred tax liabilities:
Property and equipment	(1)	(1)
Goodwill	(3)	(4)
	(4)	(5)
Net deferred tax assets	$143	$176

Net deferred income tax assets are included in the consolidated balance sheets as follows (in thousands):

	December 31, 2014	December 31, 2013
Current deferred tax assets	$56	$37
Long term deferred tax assets, net	87	139
Total deferred tax assets	$143	$176

At December 31, 2014, the Company had a California Research and Development Credit carryover of approximately $110 thousand, which does not have an expiration date.

The Company’s state tax returns for 2010 and later years are subject to examinations by taxing authorities.

(9) Debt

Debt consists of the following (in thousands):

	December 31, 2014	December 31, 2013
Note payable to bank with a variable interest rate of 1.0% over the bank's prime rate (4.25% at December 31, 2014 and 2013) payable monthly in the amount of $69, plus interest until January 2017.	$1,234	$2,500

Note payable to bank with a variable interest rate of 1.0% over the bank's prime rate (4.25% at December 31, 2014) payable monthly in the amount of $111, plus interest until March 2017.	3,000	—

Note payable to bank with interest rate of 4.9%, payable monthly in the amount of $32, plus accrued interest until August 2014.	—	254
Total notes payable	4,234	2,754
Line of credit	3,037	4,709
Total debt	7,271	7,463
Less: current portion and debt in default	(5,204)	(5,727)
Total long-term debt	$2,067	$1,736

At December 31, 2014, the Company had a line of credit with a bank of $7.0 million with a maturity date of August 2016. Interest on the line calculated at 0.5% over the bank’s Prime Rate (3.75% at December 31, 2014). Advances on the line are limited to the lesser of $7.0 million or 75% of the Company’s eligible trade accounts receivable. Availability under the line of credit was $4.0 million as of December 31, 2014. Borrowings under the line of credit and the notes payable to a bank are secured by the Company’s accounts receivable, inventory, equipment and other assets.

The line of credit agreements contain financial covenants, as defined, with respect to the quick ratio, debt service coverage ratio, total liabilities to tangible effective net worth ratio and maximum capital expenditures. At December 31, 2014, the Company exceeded the maximum capital expenditures covenant, however, was in compliance with the other three financial covenants. At December 31, 2013, the Company was not in compliance with the total liabilities to tangible net worth ratio and had exceeded the maximum capital expenditures, however, received a waiver from the bank for the non-compliance.

Future maturities of total notes payable at December 31, 2014 are as follows (in thousands):

Year Ending December 31,	Amount
2015	$2,167
2016	1,734
2017	333
Total	$4,234

On April 14, 2015, all of the Company's debt was paid off in conjunction with the acquisition of the Company by Sparton Corporation. See Note 13, Subsequent Events for a further description of this transaction.

(10) Employee Retirement Benefit Plans

The Company has a 401(k) plan which allows employees who are over the age of twenty one and that have completed three months of consecutive service to defer part of their income into the plan on a tax favorable basis. The Company may contribute, on a payroll-by-payroll basis, a matching contribution equal to 25% of the first 4% of employee’s elective contributions not to exceed 1% of employee’s eligible compensation and not to exceed $2,540 per employee for the plan year. The Company contributions were $40 thousand and $29 thousand for the years ended December 31, 2014 and 2013, respectively.

(11) Commitments and Contingencies

Lease commitments and rent expense - The Company has commercial lease agreements for its office and manufacturing facilities in Santa Clara, CA, Milpitas, CA and Lawrenceville, GA.

At December 31, 2014, the future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands):

Year Ending December 31,	Amount
2015	$839
2016	823
2017	688
2018	591
2019	591
Thereafter	541
Total *	$4,073

*Future minimum lease payments shown above have not been reduced by minimum sublease rentals, which were $14 thousand and $34 thousand for 2014 and 2013, respectively.

Rent expense, net of sublease payments, was $1.4 million and $479 thousand for the years ended December 31, 2014 and 2013, respectively.

Litigation

NVision Solutions Claim

On or about November 26, 2014, the Company received a letter from counsel to NVision Solutions, Inc. (''NVision") notifying Hunter of claims for loss arising from alleged breach of contract between NVision and Hunter’s wholly-owned subsidiary, Spinnaker.  On February 12, 2015, NVision filed a Complaint against Hunter in United States District Court for the Southern District of Mississippi, alleging, among other things, breach of contract and misrepresentation. On June 1, 2015, the parties entered into a settlement agreement, agreement for dismissal and mutual release, pursuant to which, among other things, Hunter agreed to pay NVision $350 thousand, NVision agreed to dismiss the lawsuit with prejudice, and the parties executed a mutual, general release. This settlement amount was accrued at December 31, 2014 and is reflected within other accrued expenses on the consolidated balance sheet on that date.

SBOE Claim

On October 11, 2013, HTC-EIAC, Inc. (“HTC”), a wholly owned subsidiary of Hunter, purchased substantially all of the assets of NBS under the Agreement to Purchase Assets by and between and NBS dated October 4, 2013, as amended October 10, 2013 (the "NBS APA"). On or about January 24, 2014, the California State Board of Equalization ("SBOE") issued a determination for sales tax liability of NBS in the amount of approximately $1.4 million, and on or about March 21, 2014, issued a billing to NBS for such amount plus additional accruing interest. On or about April 30, 2015, HTC received a Billing Notice from the SBOE in the amount of approximately $1.8 million, based on a Notice of Successor Liability. On June I, 2015, HTC submitted an Administrative Protest to the Notice of Successor Liability, in which it has been asserted, among other things, that HTC is not the successor of NBS, and that the Billing Notice is not correct.  Hunter believes that its defenses to the charges are strong and it intends to defend the charges asserted in the Billing Notice vigorously. Given the stage of claim and the Company’s assertion that it has no successor liability on this claim, no provision for any liability under this claim has been recorded in the Company’s financial statements.

Wrongful Death Claim

On November 19, 2014, Clark Edward Gibbs Sr., as the Personal Representative/Beneficiary and Spouse of The Estate of Barbara Jeanette Gibbs, filed a wrongful death action against Hunter in the State Court of Fulton County, Georgia, seeking damages in the amount of $54.5 million for lost earnings, medical and funeral expenses, mental anguish, and punitive damages.  Ms. Gibbs was a former factory worker at Hunter’s Georgia facility who died from a heart attack on September 5, 2014, the day after encountering a lizard on the premises. Tender of defense has been accepted by Hunter’s insurance carrier and defense counsel filed an early motion for summary judgment on March 27, 2015 on the basis that the claims are barred by the Workers’ Compensation Act.  A hearing on the motion is currently scheduled for July 8, 2015. The Company believes that its defenses to the claims are very strong and it intends to defend this action vigorously. The claim is in the early stages and due to the limited information available and the uncertainty in the ultimate resolution of this matter, no provision for any liability under this claim have been recorded in the Company’s financial statements.
Other
In addition to the foregoing, from time to time, the Company is involved in various legal proceedings relating to claims arising in the ordinary course of business. The Company is not currently a party to any other such legal proceedings, the adverse outcome of which, individually or in the aggregate, is expected to have a material adverse effect on its business, financial condition or results of operations.

(12) Stock Based Compensation

Stock-based compensation expense for all share-based payment awards is based on the grant-date calculated fair value. The Company recognizes these compensation costs, net of estimated forfeitures, only on shares expected to vest on a straight line basis over the requisite service period of the award, generally the option vesting period of four years. The estimated forfeiture rate is based on historical experience.

In October 2013, the Company’s Board of Directors approved the termination of its prior stock option plan and approved the adoption of a new stock option plan (the “Option Plan”). The Option Plan permits the Company to grant up to 1,281,730 shares of the Company’s common stock.

The Option Plan provides for the grant of incentive and non-qualified options to employees, nonemployee directors and consultants of the Company. Options granted generally become exercisable over a four-year period following the date of grant and expire ten years from date of grant. The exercise price of all stock options must be at least equal to 100% of the fair value of the Company’s common stock at date of grant as determined by the Board of Directors.

In October 2013, options were granted to two employees to purchase a total of 4,260,000 shares of common stock. These non-qualified options were granted outside of the Option Plan.

The fair value of stock options granted was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31, 2014	December 31, 2013
Expected dividend yield (a)	0.0%	0.0%
Risk-free interest rate (b)	2.00%	3.00%
Expected volatility (c)	41.12%	43.51%
Expected life (years) (d)	4.0	4.0
Fair value	$1.50	$1.02

(a) The Company has no history or expectation of paying cash dividends on its common stock.
(b) The risk-free interest rate is based on the U.S. treasury yield for terms consistent with the expected life of the options at the date of grant.
(c) The Company is not a public entity and has therefore based volatility on the closing prices of a similar company that is public.
(d) The expected life of the options granted is based on expected exercise patterns.

Stock based compensation was $134 thousand and $24 thousand for the years ended December 31, 2014 and 2013, respectively.

Unamortized stock-option compensation expense and the weighted average remaining amortization period as of December 31, 2014 and 2013 was as follows:

	December 31, 2014	December 31, 2013
Unamortized stock-based compensation expense (in thousands)	$360	$287

Weighted average amortization period (years)	2.8	2.7

Stock option activity for the years ended December 31, 2014 and 2013 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding, December 31, 2012	205,285	$0.23
Options granted	4,775,428	1.02
Outstanding, December 31, 2013	4,980,713	0.99	8.7
Options granted	432,500	1.50
Options cancelled or forfeited	(69,842)	0.49
Outstanding, December 31, 2014	5,343,371	$1.03	8.8

Exercisable, December 31, 2013	146,000	$0.19	7.2
Exercisable, December 31, 2014	1,569,447	$0.96	8.8

On April 14, 2015, all outstanding options outstanding were canceled in conjunction with the acquisition of the Company by Sparton Corporation. See Note 13, Subsequent Events for a further description of this transaction.

(13) Subsequent Events

On April 14, 2015, the Company was acquired by Sparton Corporation in a $55.0 million all-cash transaction, plus $0.8 million of initial net working capital adjustments. Additional consideration of up to $13.0 million is contingent upon Hunter attaining certain performance thresholds during the twelve month period following the transaction. All of the Company's debt was paid off in conjunction with the acquisition of the Company by Sparton Corporation. All outstanding options outstanding were canceled in conjunction with the acquisition of the Company by Sparton Corporation.

(14) Restatement
Certain previously reported expenses have been reclassified in the Consolidated Statements of Income for the years ended December 31, 2014 and 2013. Such reclassifications did not affect the Company’s consolidated financial condition or net income as previously reported. The Company reclassified expenses related to the "Gain on acquisition of NBS", the “Gain on acquisition of Spectral” and the “Gain on sale of Spinnaker” as certain directly-related costs were not previously included in the calculations of such gains.
Gain on acquisition of NBS
Adjustments were necessary to properly record purchase accounting on the opening balance sheet of NBS. The adjustments reflects a $526 thousand excess and obsolete inventory reserve that was related to inventory from the acquisition of NBS. The amount was reclassified from cost of goods sold to the gain on purchase for the year ended December 31, 2013. The effect of the change in the recorded value of the net assets was to decrease the gain on acquisition of NBS and cost of goods sold by $526 thousand for the year ended December, 2013.

Gain on acquisition of Spectral
Adjustments were necessary to properly record purchase accounting on the opening balance sheet of Spectral. The adjustments include a $1,495 thousand excess and obsolete inventory reserve that was related to inventory from the acquisition of Spectral. The amount was reclassified from cost of goods sold to the gain on acquisition for the year ended December 31, 2014. Additionally, the fair value of the net assets acquired decreased $91 thousand related to accounts receivable and accounts payable. The effect of the change in the recorded value of the net assets was to decrease the gain on acquisition, cost of goods sold and selling, general and administrative expense by $1,586 thousand, $1,495 thousand and $91 thousand, respectively.

Gain on the Sale of Spinnaker
In connection with the Company’s sale of Spinnaker, certain assets included in the sale were not properly reflected in the calculation of the gain. Specifically, inventory in the amount of $916 thousand was included in the net assets transferred to the acquirer but previously not included in the calculation of the gain. In order to properly reflect the gain, a reclassification has been made reducing the gain on sale and previously reported cost of goods sold.